Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

TABULA RASA HEALTHCARE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$364,835,741	0.00011020	$40,205
Fees Previously Paid	—		—
Total Transaction Valuation	$364,835,741
Total Fees Due for Filing			$40,205
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$40,205

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of August 5, 2023, by and among Locke Buyer, LLC, Locke Merger Sub, Inc. and Tabula Rasa Healthcare, Inc.

(i)	Title of each class of securities to which the transaction applies: common stock, par value $0.0001 per share (the “Company Common Stock”), of Tabula Rasa Healthcare, Inc.

(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on September 6, 2023, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 34,763,009, which consists of:

a.	27,051,484 issued and outstanding shares of Company Common Stock;
b.	4,646,393 shares of Company Common Stock reserved and available for issuance upon conversion of the 2026 Convertible Notes;
c.	911,649 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs;
d.	2,122,793 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance);
e.
30,690 shares of Company Common Stock were subject to issuance pursuant to outstanding in-the-money Company Stock Options that have an exercise price per share of less than $10.50 (an “In-the-Money Company Stock Option”); and

f.	0 shares of Company Common Stock were estimated to be issuable pursuant to the Company ESPP after September 6, 2023 and prior to the Closing.

(iii)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on September 6, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 27,051,484 shares of Company Common Stock multiplied by the Merger Consideration of $10.50 per share;
b.	the product of 4,646,393 shares of Company Common Stock reserved and available for issuance upon conversion of the 2026 Convertible Notes multiplied by the Merger Consideration of $10.50 per share;
c.	the product of 911,649 shares of Company Common Stock subject to outstanding Company RSUs multiplied by the Merger Consideration of $10.50 per share;
d.
the product of 2,122,793 shares of Company Common Stock subject to outstanding Company PSUs (assuming attainment of the maximum level of performance) multiplied by the Merger Consideration of $10.50 per share;

e.
the product of 30,690 shares of Company Common Stock subject to issuance pursuant to outstanding In-the-Money Company Stock Options multiplied by $4.77 (which is the difference between the Merger Consideration of $10.50 per share and the current weighted average exercise price of such In-the-Money Options of $5.73 of per share); and

f.
the product of 0 shares of Company Common Stock estimated to be issuable pursuant to the Company ESPP after September 6, 2023 and prior to the Closing multiplied by the Merger Consideration of $10.50 per share (such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00011020.